LA JOLLA PHARMACEUTICAL COMPANY PROVIDES UPDATE ON RIQUENT PROGRAM

SAN DIEGO, November 23, 2004 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today provided an update on its clinical and regulatory activities concerning its drug candidate, Riquent® (abetimus sodium), for lupus renal disease.

In a clinical study of Riquent in lupus patients, the Company is now recruiting patients at 29 of 60 planned U.S. clinical trial sites in 28 states. Screening and enrollment of patients is proceeding as planned. The multi-dose study of the impact of Riquent on lupus kidney disease, a leading cause of morbidity and mortality in lupus patients, was initiated in August 2004 under a Special Protocol Assessment agreement with the Division of Cardio-Renal Drug Products of the United States Food and Drug Administration (FDA). The study is evaluating weekly doses of 100 mg and 300 mg of Riquent over a 12-month period in lupus patients with a history of renal disease. Patients who are interested in participating in the study should contact their physicians or visit our Web site at www.ljpc.com.

As part of its Special Protocol Assessment agreement, La Jolla Pharmaceutical is also evaluating higher doses of Riquent for use in the multi-dose clinical study discussed above. In a study in healthy volunteers, one group received a single dose of either 600 mg of Riquent or placebo, and a second group received a single dose of either 1200 mg of Riquent or placebo. In each group, six volunteers received Riquent and two received placebo. Both doses of Riquent appeared to be well tolerated. Based on previous studies of Riquent, the Company believes that certain lupus patients may benefit from higher doses of Riquent. Once the dosing study is completed, the Company plans to review the data from the study with the FDA and then may choose to study additional doses.

Since receiving the approvable letter for Riquent on October 14, 2004, the Company has met twice with the FDA to discuss the approvable letter and data concerning Riquent. The Company has two additional meetings currently scheduled. There is no guarantee that these discussions will result in any modification of the approvable status of Riquent or the Company’s need for data from an additional study, such as data from the large multi-dose study discussed above, prior to any approval.

The Company has met with the European Agency for the Evaluation of Medicinal Products (EMEA), which has designated two countries to lead the review of the Company’s European regulatory filing. Because of the efforts involved in its ongoing discussions with the FDA, the Company anticipates a delay in filing its Marketing Authorization Application for Riquent in Europe. In addition, while discussions with the FDA are ongoing, the Company has taken steps to control certain costs associated with its research, development and other activities.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis, miscarriage and other thrombotic events, and is in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis (“thrombosis”), including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any additional trial or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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